Exhibit 99.1

Investor Relations

(212) 479-3150

New Residential and HLSS Complete Previously Announced Merger;

New Residential Schedules Third Quarter 2015 Earnings Release and Conference Call

NEW YORK, NEW YORK AND GEORGE TOWN, GRAND CAYMAN – (BUSINESS WIRE) – October 23, 2015 – New Residential Investment Corp. (NYSE:NRZ, “New Residential” or the “Company”) and Home Loan Servicing Solutions, Ltd. (“HLSS”) have completed the merger previously announced on April 6, 2015.

Pursuant to the Agreement and Plan of Merger dated as of April 6, 2015, HLSS merged with and into Hexagon Merger Sub, Ltd., (“Merger Sub”), a wholly owned subsidiary of New Residential. The merger was approved by HLSS shareholders at an extraordinary general meeting of HLSS held earlier today.

In addition, New Residential announced today that it will release its third quarter financial results for the period ended September 30, 2015 on Tuesday, November 3, 2015 prior to the opening of the New York Stock Exchange.

Management will host a conference call on Tuesday, November 3, 2015 at 8:00 A.M. Eastern Time. A copy of the earnings release will be posted to the Investor Relations section of New Residential’s website, www.newresi.com.

All interested parties are welcome to participate on the live call. The conference call may be accessed by dialing 1-866-393-1506 (from within the U.S.) or 1-706-634-0623 (from outside of the U.S.) ten minutes prior to the scheduled start of the call; please reference “New Residential Third Quarter 2015 Earnings Call.”

A simultaneous webcast of the conference call will be available to the public on a listen-only basis at www.newresi.com. Please allow extra time prior to the call to visit the website and download any necessary software required to listen to the internet broadcast.

A telephonic replay of the conference call will also be available two hours following the call’s completion through 11:59 P.M. Eastern Time on Tuesday, November 17, 2015 by dialing 1-855-859-2056 (from within the U.S.) or 1-404-537-3406 (from outside of the U.S.); please reference access code “66706628.”

ABOUT NEW RESIDENTIAL

New Residential focuses on opportunistically investing in, and actively managing, investments related to residential real estate. The Company primarily targets investments in mortgage servicing related assets and other related opportunistic investments. New Residential is organized and conducts its operations to qualify as a real estate investment trust (“REIT”) for federal income tax purposes. The Company is managed by an affiliate of Fortress Investment Group LLC (NYSE: FIG), a global investment management firm.

ABOUT HOME LOAN SERVICING SOLUTIONS

Home Loan Servicing Solutions, Ltd. was formed to acquire mortgage servicing assets consisting of mortgage servicing rights, rights to fees and other income from servicing mortgage loans, and associated servicing advances.

Source: New Residential Investment Corp.

Investor Relations, 212-479-3150